SOMNIGROUP INTERNATIONAL INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS
- Fourth Quarter 2025 Consolidated Sales Growth of 55%
- Fourth Quarter EPS Growth of 65% and Adjusted EPS(1) Growth of 20%
- Strong Fourth Quarter Operating Income Growth of 94%
- Increased Quarterly Cash Dividend 13% to $0.17 per share

DALLAS, TX, February 17, 2026 - Somnigroup International Inc. (NYSE: SGI, "Company") announced financial results for the fourth quarter and year ended December 31, 2025 and issued financial guidance for the full year 2026.

FOURTH QUARTER 2025 FINANCIAL SUMMARY

•Total net sales increased 54.7% to $1,868.4 million as compared to $1,207.9 million in the fourth quarter of 2024, primarily driven by the inclusion of $892.1 million of Mattress Firm sales, offset by the accounting elimination of $269.0 million of sales from the Tempur Sealy North America segment to the Mattress Firm segment. Direct sales as a percent of net sales increased to 65.2% as compared to 26.9% in the fourth quarter of 2024.
•Gross margin was 44.0% as compared to 40.1% in the fourth quarter of 2024. Adjusted gross margin(1) was 44.9% as compared to 42.0% in the fourth quarter of 2024.
•Operating income increased 93.7% to $247.1 million as compared to $127.6 million in the fourth quarter of 2024. Adjusted operating income(1) increased 59.8% to $267.8 million as compared to $167.6 million in the fourth quarter of 2024. Both were primarily driven by the inclusion of Mattress Firm and realized sales and cost synergies.
•Net income increased 95.8% to $140.8 million as compared to $71.9 million in the fourth quarter of 2024. Adjusted net income(1) increased 43.4% to $153.7 million as compared to $107.2 million in the fourth quarter of 2024.
•Earnings per diluted share ("EPS") increased 65.0% to $0.66 as compared to $0.40 in the fourth quarter of 2024. Adjusted EPS(1) increased 20.0% to $0.72 as compared to $0.60 in the fourth quarter of 2024.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	Year Ended		% Reported Change
	December 31, 2025	December 31, 2024		December 31, 2025	December 31, 2024
Net sales	$1,868.4	$1,207.9	54.7%	$7,476.5	$4,930.9	51.6%
Net income	$140.8	$71.9	95.8%	$384.1	$384.3	(0.1)%
Adjusted net income (1)	$153.7	$107.2	43.4%	$565.3	$455.1	24.2%
EPS	$0.66	$0.40	65.0%	$1.84	$2.16	(14.8)%
Adjusted EPS (1)	$0.72	$0.60	20.0%	$2.70	$2.55	5.9%

Company Chairman and CEO Scott Thompson commented, "We are pleased to report record fourth quarter net sales and adjusted EBITDA, along with a 20% increase in adjusted EPS. These results mark a continuation of the strength we displayed throughout the year, as we enhanced our competitive position and executed a successful combination with Mattress Firm.

Thompson continued, "We accomplished this while the industry remained at record lows, demonstrating the strength of our unmatched global scale and vertically integrated structure, broad omnichannel reach and diverse portfolio of trusted brands and innovative products. These competitive advantages position us to capitalize on the industry recovery and realize substantial growth."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights: Fourth Quarter 2025

The Company's business segments include Mattress Firm (acquired on February 5, 2025), Tempur Sealy North America and Tempur Sealy International. Corporate operating expenses are not included in any of the business segments and are presented separately as a reconciling item to consolidated results.

Mattress Firm net sales were $892.1 million for the fourth quarter of 2025. All Mattress Firm sales are reported through the direct channel.

Mattress Firm gross margin was 30.8% for the fourth quarter of 2025. Adjusted gross margin(1) was 32.4% for the fourth quarter of 2025.

Mattress Firm operating margin was 4.4% for the fourth quarter of 2025. Adjusted operating margin(1) was 5.4% for the fourth quarter of 2025.

Tempur Sealy North America net sales were impacted by the accounting elimination of $269.0 million of sales to Mattress Firm and the divestiture of Sleep Outfitters, which resulted in a net decrease to net sales of $273.6 million to $620.5 million as compared to $894.1 million in the fourth quarter of 2024. Net sales through the wholesale channel decreased $246.4 million to $518.7 million as compared to the fourth quarter of 2024, primarily driven by the accounting elimination of $269.0 million of sales to Mattress Firm. Net sales through the direct channel decreased $27.2 million, or 21.1%, to $101.8 million as compared to the fourth quarter of 2024, primarily driven by a decrease in sales from the divestiture of Sleep Outfitters.

North America gross margin was 59.0% as compared to 36.4% in the fourth quarter of 2024. Adjusted gross margin(1) improved 2,050 basis points to 59.5% as compared to 39.0% in the fourth quarter of 2024. These improvements were primarily driven by the elimination of sales to Mattress Firm, operational efficiencies and favorable mix.

North America operating margin was 27.2% as compared to 11.6% in the fourth quarter of 2024. Adjusted operating margin(1) improved 1,280 basis points to 27.6% as compared to 14.8% in the fourth quarter of 2024. These improvements were primarily driven by the impact of the Mattress Firm acquisition, the improvement in gross margin and operating expense leverage.

Tempur Sealy International net sales increased 13.4% to $355.8 million as compared to $313.8 million in the fourth quarter of 2024, primarily driven by expanded distribution. On a constant currency basis(1), International net sales increased 8.6% as compared to the fourth quarter of 2024. Net sales through the direct channel increased $29.2 million, or 14.9%, to $224.6 million as compared to the fourth quarter of 2024. Net sales through the wholesale channel increased $12.8 million, or 10.8%, to $131.2 million as compared to the fourth quarter of 2024.

International gross margin improved 50 basis points to 51.1% as compared to 50.6% in the fourth quarter of 2024. The improvement was primarily driven by operational efficiencies, partially offset by unfavorable mix.

International operating margin declined 60 basis points to 20.6% as compared to 21.2% in the fourth quarter of 2024. Adjusted operating margin(1) improved 110 basis points to 22.3% as compared to 21.2% in the fourth quarter of 2024. The improvement was primarily driven by operating expense leverage and the improvement in gross margin, offset by Asia JV performance.

Corporate operating expense decreased to $34.3 million as compared to $43.0 million in the fourth quarter of 2024, primarily driven by decreased costs related to the Mattress Firm acquisition. Adjusted operating expense(1) was $31.7 million as compared to $31.0 million in the fourth quarter of 2024.

Consolidated Financial Position

Consolidated net income increased 95.8% to $140.8 million as compared to $71.9 million in the fourth quarter of 2024. Adjusted net income(1) increased 43.4% to $153.7 million as compared to $107.2 million in the fourth quarter of 2024. EPS increased 65.0% to $0.66 as compared to $0.40 in the fourth quarter of 2024. Adjusted EPS(1) increased 20.0% to $0.72 as compared to $0.60 in the fourth quarter of 2024.

The Company ended the fourth quarter of 2025 with total debt of $4.7 billion and consolidated indebtedness less netted cash(1) of $4.6 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.21 times for the year ended December 31, 2025.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2026, the Company currently expects adjusted EPS(1) between $3.00 to $3.40, which represents an approximate 19% increase from 2025 adjusted EPS at the mid-point of the range.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control, including the possible imposition of new tariffs or retaliatory tariffs, a potential U.S. government shutdown and its effect on sales and supply of materials, increases in existing tariffs and other changes in trade policy and regulations and the resulting uncertainty of the macroeconomic environment. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2026.

Dividend Increase

Today, the Company announced that its Board of Directors increased the quarterly cash dividend by 13% to $0.17 per share. This is the sixth increase to the dividend since 2021. The dividend is payable on March 19, 2026 to shareholders of record at the close of business on March 5, 2026.

Long-term Perspective

Company Chairman and CEO Scott Thompson commented, "Let me conclude by taking a step back to share longer-term perspectives. We have seen our markets performing below their historical trend line of growth and, despite this, our execution has led to robust adjusted EPS(1) growth. We believe 2026 will benefit from continued execution and the benefits from combining with Mattress Firm. Looking beyond this year, we are planning for the bedding industry to return to growth, while simultaneously realizing incremental benefits from the Mattress Firm transaction and continued industry leading execution. We are internally targeting sales to grow at a compound annual rate of mid single digits. This indicates that we expect Somnigroup adjusted EPS(1) to increase from $2.70 in 2025 to approximately $5.15 by 2028, a compound annual growth rate of 24%."

Prior Period Recast

Prior period information on the condensed consolidated statements of income has been recast to conform to the current period presentation for the reclassification of certain costs from selling and marketing expenses to cost of sales.

Conference Call Information

Somnigroup International Inc. will host a live conference call to discuss financial results today, February 17, 2026, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.somnigroup.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the Mattress Firm acquisition, expectations regarding post-closing supply agreements, future performance, synergies, integration of acquired companies with our business, including the Mattress Firm acquisition, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations, changes in tax laws generally, including the H.R. 1 bill, a potential U.S. government shutdown and its effect on sales and supply of materials, loss of suppliers and disruptions in the supply of raw materials, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2026 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, including the Company's long-term expectations with respect to projected compound annual growth rate of sales and adjusted EPS through 2028 and broader market growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the ability to successfully integrate Mattress Firm into the Company's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Somnigroup International Inc.

Somnigroup (NYSE: SGI) is the world's largest bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

Investor Relations Contact:

Aubrey Moore
Lauren Avritt
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Chg %	December 31,		Chg %
	2025	2024		2025	2024
Net sales	$1,868.4	$1,207.9	54.7%	$7,476.5	$4,930.9	51.6%
Cost of sales	1,045.7	723.4		4,293.3	2,903.0
Gross profit	822.7	484.5	69.8%	3,183.2	2,027.9	57.0%
Selling and marketing expenses	435.1	239.5		1,739.0	939.4
General, administrative and other expenses	149.2	125.8		695.0	473.2
Loss on disposal of business	—	—		13.9	—
Equity income in earnings of unconsolidated affiliates	(8.7)	(8.4)		(19.6)	(18.9)
Operating income	247.1	127.6	93.7%	754.9	634.2	19.0%

Other expense, net:
Interest expense, net	64.2	36.3		267.9	134.8
Other (income) expense, net	(10.8)	(4.4)		6.0	(4.9)
Total other expense, net	53.4	31.9		273.9	129.9

Income before income taxes	193.7	95.7	102.4%	481.0	504.3	(4.6)%
Income tax provision	(52.8)	(23.1)		(95.7)	(118.6)
Net income before non-controlling interest	140.9	72.6	94.1%	385.3	385.7	(0.1)%
Less: Net income attributable to non-controlling interest	0.1	0.7		1.2	1.4
Net income attributable to Somnigroup International Inc.	$140.8	$71.9	95.8%	$384.1	$384.3	(0.1)%

Earnings per common share:
Basic	$0.67	$0.41	63.4%	$1.86	$2.21	(15.8)%
Diluted	$0.66	$0.40	65.0%	$1.84	$2.16	(14.8)%

Weighted average common shares outstanding:
Basic	209.9	173.7		206.0	173.6
Diluted	212.9	178.7		209.2	178.2

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2025	December 31, 2024
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$134.9	$117.4
Accounts receivable, net	358.5	404.5
Inventories	630.0	447.0
Prepaid expenses and other current assets	170.7	96.5
Total Current Assets	1,294.1	1,065.4
Restricted cash	—	1,592.3
Property, plant and equipment, net	1,019.2	811.1
Goodwill	4,617.4	1,066.7
Trade name and other intangible assets, net	2,587.1	700.5
Operating lease right-of-use assets	1,878.8	598.8
Deferred income taxes	18.5	15.3
Other non-current assets	198.9	130.3
Total Assets	$11,614.0	$5,980.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$401.6	$360.5
Accrued expenses and other current liabilities	636.5	393.9
Short-term operating lease obligations	399.6	126.8
Current portion of long-term debt	112.4	69.5
Income taxes payable	15.1	9.6
Total Current Liabilities	1,565.2	960.3
Long-term debt, net	4,573.3	3,740.4
Long-term operating lease obligations	1,589.8	532.1
Deferred income taxes	638.2	108.3
Other non-current liabilities	130.6	71.0
Total Liabilities	8,497.1	5,412.1

Redeemable non-controlling interest	8.9	9.3

Stockholders' Equity:
Common stock, $0.01 par value, 500.0 million shares authorized; 283.8 million shares issued as of December 31, 2025 and December 31, 2024	2.8	2.8
Additional paid in capital	1,038.7	501.2
Retained earnings	3,829.2	3,571.8
Accumulated other comprehensive loss	(98.4)	(186.8)
Treasury stock at cost; 73.9 million and 110.2 million shares as of December 31, 2025 and December 31, 2024, respectively	(1,664.3)	(3,330.0)
Total Stockholders' Equity	3,108.0	559.0
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$11,614.0	$5,980.4

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Twelve Months Ended
	December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$385.3	$385.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249.5	165.1
Amortization of stock-based compensation	41.0	36.4
Amortization of deferred financing costs	6.7	4.3
Bad debt expense	5.6	22.5
Deferred income taxes	25.8	(19.2)
Dividends received from unconsolidated affiliates	20.5	24.3
Equity income in earnings of unconsolidated affiliates	(19.6)	(18.9)
Loss on disposal of business	13.9	—
Foreign currency adjustments and other	16.9	1.7
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	72.6	(7.3)
Inventories	136.5	26.8
Prepaid expenses and other assets	(18.9)	(23.6)
Operating leases, net	8.8	2.3
Accounts payable	(133.1)	58.3
Accrued expenses and other liabilities	(35.5)	(21.1)
Income taxes receivable and payable	24.1	29.2
Net cash provided by operating activities	800.1	666.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(166.9)	(97.3)
Acquisitions, net of cash acquired	(2,824.5)	—
Purchases of investments	(41.7)	—
Other	8.8	0.6
Net cash used in investing activities	(3,024.3)	(96.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	4,364.1	3,007.0
Repayments of borrowings under long-term debt obligations	(3,514.3)	(1,760.6)
Proceeds from exercise of stock options	49.5	0.5
Treasury stock repurchased	(132.4)	(43.8)
Dividends paid	(127.4)	(92.7)
Repayments of finance lease obligations and other	(22.6)	(33.0)
Net cash provided by financing activities	616.9	1,077.4

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	32.5	(12.4)
(Decrease) increase in cash, cash equivalents and restricted cash	(1,574.8)	1,634.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	1,709.7	74.9
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$134.9	$1,709.7

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2025 and 2024:

	Three Months Ended December 31,
(in millions)	Consolidated		Mattress Firm		Tempur Sealy North America		Tempur Sealy International
	2025	2024	2025	2024	2025	2024	2025	2024
Direct (a)	1,218.5	324.4	892.1	—	101.8	129.0	224.6	195.4
Wholesale (b)	$649.9	$883.5	$—	$—	$518.7	$765.1	$131.2	$118.4
	$1,868.4	$1,207.9	$892.1	$—	$620.5	$894.1	$355.8	$313.8

(a)	The Direct channel includes company-owned stores, online and call centers.
(b)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended December 31, 2025 and 2024:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2025	December 31, 2024
Net income	$140.8	$71.9
Business combination charges (1)	4.0	—
Cloud-based computing arrangements impairment (2)	6.2	—
Transaction costs (3)	0.1	12.0
Customer-related transition charges (4)	—	26.7
Transaction-related interest expense (5)	—	9.8
Supply chain transition costs (6)	—	1.3
Cybersecurity event (7)	—	(4.9)
Adjusted income tax benefit (provision) (8)	2.6	(9.6)
Adjusted net income	$153.7	$107.2

Adjusted earnings per common share, diluted	$0.72	$0.60

Diluted shares outstanding	212.9	178.7

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2025 and 2024:

	Year Ended
(in millions, except per common share amounts)	December 31, 2025	December 31, 2024
Net income	$384.1	$384.3
Acquisition-related costs (9)	114.2	—
Transaction costs (3)	56.0	47.8
Business combination charges (1)	53.8	—
Loss on disposal of business (10)	13.9	—
Supply chain transition costs (6)	12.1	9.5
Disposition-related costs (11)	10.5	—
Transaction-related interest expense (5)	6.8	9.8
Cloud-based computing arrangements impairment (2)	6.2	—
Customer-related transition charges (4)	—	26.7
Operational start-up costs (12)	—	3.1
Cybersecurity event (7)	—	(4.9)
Adjusted income tax provision (8)	(92.3)	(21.2)
Adjusted net income	$565.3	$455.1

Adjusted earnings per share, diluted	$2.70	$2.55

Diluted shares outstanding	209.2	178.2
Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2025.

	4Q 2025
(in millions, except percentages)	Consolidated	Margin	Mattress Firm	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$1,868.4		$892.1		$620.5		$355.8		$—

Gross profit	$822.7	44.0%	$275.0	30.8%	$366.0	59.0%	$181.7	51.1%	$—
Adjustments:
Business combination charges (1)	16.7		13.8		2.9		—		—
Total adjustments	16.7		13.8		2.9		—		—

Adjusted gross profit	$839.4	44.9%	$288.8	32.4%	$368.9	59.5%	$181.7	51.1%	$—

Operating income (expense)	$247.1	13.2%	$39.6	4.4%	$168.5	27.2%	$73.3	20.6%	$(34.3)
Adjustments:
Business combination charges (1)	13.6		9.0		2.9		—		1.7
Cloud-based computing arrangements impairment (2)	6.2		—		—		6.2		—
Transaction costs (3)	0.9		—		—		—		0.9
Total adjustments	20.7		9.0		2.9		6.2		2.6

Adjusted operating income (expense)	$267.8	14.3%	$48.6	5.4%	$171.4	27.6%	$79.5	22.3%	$(31.7)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2024:

	4Q 2024
(in millions, except percentages)	Consolidated	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$1,207.9		$894.1		$313.8		$—

Gross profit	$484.5	40.1%	$325.7	36.4%	$158.8	50.6%	$—
Adjustments:
Customer-related transition charges (4)	21.9		21.9		—		—
Supply chain transition costs (6)	1.3		1.3		—		—
Total adjustments	23.2		23.2		—		—

Adjusted gross profit	$507.7	42.0%	$348.9	39.0%	$158.8	50.6%	$—

Operating income (expense)	$127.6	10.6%	$104.0	11.6%	$66.6	21.2%	$(43.0)
Adjustments:
Customer-related transition charges (4)	26.7		26.7		—
Transaction costs (3)	12.0		—		—		12.0
Supply chain transition costs (6)	1.3		1.3		—		—
Total adjustments	40.0		28.0		—		12.0

Adjusted operating income (expense)	$167.6	13.9%	$132.0	14.8%	$66.6	21.2%	$(31.0)
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2025.

	FULL YEAR 2025
(in millions, except percentages)	Consolidated	Margin	Mattress Firm	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$7,476.5		$3,505.4		$2,701.2		$1,269.9		$—

Gross profit	$3,183.2	42.6%	$1,171.7	33.4%	$1,383.8	51.2%	$627.7	49.4%	$—
Adjustments:
Acquisition-related charges (9)	95.4		17.4		78.0		—		—
Business combination charges (1)	30.1		26.5		3.6		—		—
Disposition-related costs (11)	3.7		1.4		2.3		—		—
Supply chain transition costs (6)	3.5		—		3.5		—		—
Total adjustments	132.7		45.3		87.4		—		—

Adjusted gross profit	$3,315.9	44.4%	$1,217.0	34.7%	$1,471.2	54.5%	$627.7	49.4%	$—

Operating income (expense)	$754.9	10.1%	$190.8	5.4%	$553.3	20.5%	$221.2	17.4%	$(210.4)
Adjustments:
Acquisition-related charges (9)	114.2		34.2		78.0		—		2.0
Transaction costs (3)	58.9		3.5		—		—		55.4
Business combination charges (1)	57.2		30.6		3.6		—		23.0
Loss on disposal of business (10)	13.9		4.1		9.8		—		—
Disposition-related costs (11)	8.3		2.9		5.4		—		—
Cloud-based computing arrangements impairment (2)	6.2		—		—		6.2		—
Supply chain transition costs (6)	5.1		—		5.1		—		—
Total adjustments	263.8		75.3		101.9		6.2		80.4

Adjusted operating income (expense)	$1,018.7	13.6%	$266.1	7.6%	$655.2	24.3%	$227.4	17.9%	$(130.0)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2024.

	FULL YEAR 2024
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,930.9		$3,788.9		$1,142.0		$—

Gross profit	$2,027.9	41.1%	$1,466.7	38.7%	$561.2	49.1%	$—
Adjustments:
Customer-related transition charges (4)	21.9		21.9		—		—
Supply chain transition costs (6)	9.3		9.3		—		—
Operational start-up costs (12)	3.1		3.1		—		—
Transaction costs (3)	2.4		2.4		—		—
Total adjustments	36.7		36.7		—		—

Adjusted gross profit	$2,064.6	41.9%	$1,503.4	39.7%	$561.2	49.1%	$—

Operating income (expense)	$634.2	12.9%	$612.1	16.2%	$194.9	17.1%	$(172.8)
Adjustments:
Transaction costs (3)	47.8		2.5		—		45.3
Customer-related transition charges (4)	26.7		26.7		—		—
Supply chain transition costs (6)	9.5		9.5		—		—
Operational start-up costs (12)	3.1		3.1		—		—
Total adjustments	87.1		41.8		—		45.3

Adjusted operating income (expense)	$721.3	14.6%	$653.9	17.3%	$194.9	17.1%	$(127.5)
Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2025 and 2024:

	Three Months Ended
(in millions)	December 31, 2025	December 31, 2024
Net income	$140.8	$71.9
Interest expense, net	64.2	26.5
Transaction-related interest expense, net (5)	—	9.8
Income tax provision	52.8	23.1
Depreciation and amortization	80.4	53.0
EBITDA	$338.2	$184.3
Adjustments:
Business combination charges (1)	4.0	—
Cloud-based computing arrangements impairment (2)	6.2	—
Transaction costs (3)	0.1	12.0
Supply chain transition costs (6)	—	1.3
Customer-related transition charges (4)	—	26.7
Cybersecurity event (7)	$—	$(4.9)
Adjusted EBITDA	$348.5	$219.4
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2025:

Year Ended
(in millions)	December 31, 2025
Net income	$384.1
Interest expense, net	261.1
Transaction-related interest expense, net (5)	6.8
Income tax provision	95.7
Depreciation and amortization	291.6
EBITDA	$1,039.3
Adjustments:
Acquisition-related costs (9)	114.2
Transaction costs (3)	56.0
Business combination charges (1)	53.8
Loss on disposal of business (10)	13.9
Supply chain transition costs (6)	12.1
Disposition-related costs (11)	10.5
Cloud-based computing arrangements impairment (2)	6.2
Adjusted EBITDA	$1,306.0
Loss from unrestricted subsidiary (13)	3.1
Earnings from Mattress Firm prior to acquisition (14)	18.7
Future cost synergies to be realized from Mattress Firm acquisition (15)	100.0
Adjusted EBITDA per credit facility	$1,427.8

Consolidated indebtedness less netted cash	$4,582.4

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	3.21 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA per credit facility contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2025, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 3.21 times for the twelve months ended December 31, 2025. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of December 31, 2025. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2025
Total debt, net	$4,685.7
Plus: Deferred financing costs (16)	31.6
Consolidated indebtedness	4,717.3
Less: Netted cash (17)	134.9
Consolidated indebtedness less netted cash	$4,582.4

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the fourth quarter of 2025, the Company recorded $4.0 million of business combination charges. Cost of sales included $16.7 million of charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan. Operating expenses included a benefit of $6.8 million as a result of purchase price allocation adjustments, offset by $3.7 million of professional fees and restructuring costs. Other income, net also included a benefit of $11.5 million resulting from the acquisition of Mattress Firm, offset by $1.9 million of charges related to Mattress Firm store refreshes.

In the year ended 2025, the Company recognized $53.8 million of business combination charges. Cost of sales included $30.1 million of charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan. Operating expenses included $27.1 million related to the CEO transaction bonus, professional fees and restructuring costs. Other expenses consisted of a benefit of $3.4 million.
(2)	In the fourth quarter of 2025, the Company recorded $6.2 million of impairment charges related to certain cloud-based computing arrangements.
(3)	In the fourth quarter of 2025, the Company recorded $0.1 million of transaction costs. Operating expenses included $0.9 million of professional fees, and other income, net included a benefit of $0.8 million. This benefit relates to reimbursements for previously recorded transaction costs. In the fourth quarter of 2024, the Company recorded $12.0 million of transaction costs, primarily related to legal and professional fees associated with the acquisition of Mattress Firm.

In the year ended 2025, the Company recorded $56.0 million of transaction costs primarily related to the Mattress Firm acquisition and related divestitures, including a $2.9 million benefit in other income. In the year ended 2024, the Company recorded $47.8 million of transaction costs, primarily related to legal and professional fees associated with the acquisition of Mattress Firm, with $2.4 million recorded in cost of sales and $45.4 million in operating expenses.
(4)	In the fourth quarter and year ended 2024, the Company recorded $26.7 million of transition charges as a result of a customer's acquisition which foreclosed on the OEM distribution to this customer, with $21.9 million recorded in cost of sales and $4.8 million in operating expenses.
(5)	In the year ended 2025, the Company incurred $6.8 million of transaction-related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025. In the fourth quarter and year ended 2024, the Company incurred $9.8 million of transaction-related interest expense.
(6)	In the year ended 2025, the Company recorded $12.1 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, with $3.5 million recorded in cost of sales and $1.6 million recorded in operating expenses. Other expenses included $7.0 million of costs, primarily related to a manufacturing facility lease termination. In the fourth quarter and year ended 2024, the Company recorded $1.3 million and $9.5 million of supply chain transition costs primarily in cost of sales, respectively.
(7)	In the fourth quarter and year ended 2024, the Company received proceeds of $4.9 million for an insurance claim related to the previously disclosed cybersecurity event identified on July 23, 2023.
(8)	Adjusted income tax benefit (provision) represents the tax effects associated with the aforementioned items and other non-recurring discrete items.
(9)	In the year ended 2025, the Company recognized $114.2 million of acquisition-related costs following the Mattress Firm Acquisition. Cost of sales included $95.4 million, primarily related to one-time business combination accounting and purchase price allocation adjustments. Operating expenses included $18.8 million of professional fees and restructuring costs.
(10)	In the year ended 2025, the Company recorded a $13.9 million loss on disposal of business, net of proceeds of $9.0 million, associated with the divestiture of 73 Mattress Firm stores and its Sleep Outfitters subsidiary.
(11)	In the year ended 2025, the Company recorded $10.5 million of disposition-related costs, primarily related to retail store transition costs incurred for the divestiture to Mattress Warehouse. Cost of sales included $3.7 million of expenses and operating expenses included $4.6 million. Other expenses included $2.2 million.
(12)	In the year ended 2024, the Company recorded $3.1 million of operational start-up costs in cost of sales for the capacity expansion of its manufacturing and distribution facilities in the U.S.
(13)	A subsidiary in the Tempur Sealy North America business segment was accounted for as held for sale and designated as an unrestricted subsidiary under the 2023 Credit Agreement. Therefore, this subsidiary's financial results were excluded from the Company's adjusted financial measures for covenant compliance purposes.
(14)	The Company completed the Mattress Firm acquisition on February 5, 2025 and designated this subsidiary as restricted under the 2023 Credit Agreement. For covenant compliance purposes, the Company included $18.7 million of Mattress Firm adjusted EBITDA for the period prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the year ended December 31, 2025.
(15)	For the year ended 2025, the Company is permitted to include $100.0 million of future cost synergies expected to be realized in connection with acquisitions for the purpose of calculating the Company's adjusted EBITDA in accordance with the 2023 Credit Agreement.
(16)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(17)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.